STANDISH, AYER & WOOD INVESTMENT TRUST
                              One Financial Center
                                Boston, MA 02111

                                 March 14, 1997



Standish, Ayer & Wood, Inc.
One Financial Center
Boston, MA 02111

           Re:       Administrative Services Agreement (the "Agreement")
                     ---------------------------------------------------

Ladies and Gentlemen:

Attached is an amendment to Exhibit A (the "Amendment") to the Agreement between Standish, Ayer & Wood Investment Trust (the "Trust") and you. Pursuant to ss.8 of the Agreement, the Trust proposes that the Agreement be amended to include three additional series of the Trust named in the Amendment in bold.

Please indicate your acceptance of the foregoing by executing the four originals of this letter agreement, returning two to the Trust and retaining two for your records.

Very truly yours,

Standish, Ayer & Wood                Standish, Ayer & Wood, Inc.
  Investment Trust

By:  /s/ Anne P. Herrmann            By:  /s/ James E. Hollis III
-------------------------            ----------------------------
Name:    Ms. Anne P. Herrmann        Name:    Mr. James E. Hollis III
Title:   Secretary                   Title:   Vice President


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                        ADMINISTRATIVE SERVICES AGREEMENT
                                    EXHIBIT A

                                      FUNDS

                            (Revised March 14, 1997)

 1.   Standish Equity Fund
 2.   Standish Global Fixed Income Fund
 3.   Standish Fixed Income Fund
 4.   Standish Small Capitalization Equity Fund
 5.   Standish Equity Asset Fund
 6.   Standish Global Fixed Income Asset Fund
 7.   Standish Fixed Income Asset Fund
 8.   Standish Small Capitalization Equity Asset Fund
 9.   Standish Small Capitalization Equity Fund II
10.   Standish Small Capitalization Equity Asset Fund II
11.   Standish Diversified Income Fund
12.   Standish Diversified Income Asset Fund